UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2010

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CHINA ARMCO METALS, INC.
(Exact name of registrant as specified in its charter)

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Nevada	333-145712	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Waters Park Drive, Suite 98, San Mateo, CA 94403
(Address of principal executive offices) (Zip Code)

(650) 212-7620
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2010, Heping Ma resigned from the Board of Directors of China Armco Metals, Inc. (the “Company”) due to personal health issues.  Mr. Ma’s resignation was not the result of any disagreement with the Company or any matter relating to its operations, policies (including account or financial policies) or practices.

Effective September 16, 2010, Mr. Jinping (K.P.) Chan, age 56, was appointed as a member of our Board of Directors and was appointed to serve on its Audit Committee, Compensation Committee and Nominating and Governance Committee.  Since 1994, Mr. Chan has been the Chairman and Executive Director of PNK International, Ltd. and Beston Holdings Group, Ltd. which are engaged in the distribution of metal and metal ore. From 2003 to 2004 Mr. Chan was the Director of International Mineral Limited, an iron ore company, which was acquired by the CITIC PACIFIC in 2004. International Mineral Ltd. was engaged in iron ore exploration and production. From 1989 to 1994, Mr.Chan managed the trading department of Prosperous Enrich, Ltd. which was engaged in importing minerals and ore into the Asian market. From 1985 to 1988 Mr. Chan served as a trader at Cargill Limited in Hong Kong. Mr. Chan graduated from China Fujian Teachers University in 1976 with a Bachelors degree in English.

         In connection with Mr. Chan’s appointment to the Board of Directors, the Company has agreed to pay him the sum of $20,000 per year and 6,250 shares of the Company’s restricted common stock which will vest 50% on March 10, 2011 and 50% on September 10, 201.  The restricted stock vests only if Mr. Chan is still a director of the Company on the vesting date (with limited exceptions), and the shares are eligible for the payment of dividends, if the board of directors were to declare dividends on the Company’s common stock. The grant of restricted stock is made in addition to Mr. Chan’s annual cash retainer.  All approved expenses incurred on behalf of the Company by Mr. Chan are eligible for full reimbursement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ARMCO METALS, INC.

Dated: September 20, 2010	By:	/s/ Kexuan Yao
Kexuan Yao, CEO and Chairman of the Board